Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated December 22, 2025 (which includes an explanatory paragraph relating to OneIM Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of OneIM Acquisition Corp. as of September 12, 2025 and for the period from September 5, 2025 (inception) through September 12, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

December 22, 2025